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                                                                     EXHIBIT 5.A


                                October 15, 2003


GulfTerra Energy Partners, L.P.
1001 Louisiana Street, 30th Floor
Houston, Texas 77002

     Re:  GulfTerra Energy Partners, L.P.


Ladies and Gentlemen:

         We have acted as counsel to GulfTerra Energy Partners, L.P., a Delaware limited partnership (the "PARTNERSHIP"), and Sabine River Investors I, L.L.C., a Delaware limited liability company (the "SELLING Unitholder"), in connection with the proposed offering and sale by the Partnership and the Selling Unitholder of up to 5,175,000 common units representing limited partner interests of the Partnership (the "COMMON UNITS"), including an over-allotment option to purchase 675,000 units for the Selling Unitholder. We refer to (a) the registration statement on Form S-3 (Registration No. 333-81772) filed on January 30, 2002 by the Partnership with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "Act"), and Amendment No. 1 thereto filed with the Commission on February 7, 2002 (the "2002 REGISTRATION Statement"), and (b) the registration statement on Form S-3 (Registration No. 333-107082) filed on July 16, 2003 by the Partnership with the Commission under the Act, and Amendment No. 1 thereto filed with the Commission on July 25, 2003 (the "2003 REGISTRATION STATEMENT" and, together with the 2002 Registration Statement, the "REGISTRATION STATEMENTS"). A prospectus supplement dated October 15, 2003 (the "PROSPECTUS"), which together with the prospectuses filed with the Registration Statements shall constitute part of the Prospectus, has been filed pursuant to Rule 424(b) promulgated under the Act. Capitalized terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement dated October 15, 2003 (the "UNDERWRITING AGREEMENT") relating to the offer and sale of the Common Units. We have examined originals or certified copies of such corporate records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

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         1. When the Common Units have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, (a) such Common Units will be duly authorized and validly issued and (b) on the assumption that the holder of such Common Units is not also a general partner of the Partnership and does not participate in the control of the Partnership's business, the Common Units will be fully paid and non-assessable.


         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We have assumed that the Common Units will be issued and sold in the manner stated in the Registration Statements and the applicable Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

         B. The opinion set forth in paragraph 1(b) is subject to the qualification that (i) under Section 17-303(a) of the Delaware Revised Uniform Limited Partnership Act (the "DELAWARE ACT"), a limited partner who participates in the "control," within the meaning of the Delaware Act, of the business of a partnership or takes action which constitutes "control" may be held personally liable for such partnership's obligations under the Delaware Act to the same extent as a general partner and (ii) under Section 17-607 of the Delaware Act, a limited partner who (x) receives a distribution that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) and (y) knew at the time of such distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

         C. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of (i) the federal Laws of the United States and (ii) the General Corporation Law, Revised Uniform Partnership Act, Revised Uniform Limited Partnership Act and Limited Liability Company Act of the State of Delaware.

         D. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages in lieu of equitable

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            remedies, (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and (vi) limitations on the waiver of rights under usury law.

         D. This law firm is a registered limited liability partnership organized under the laws of the state of Texas.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the use of our name in the Prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statements.


                                   Very truly yours,


                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.